EXHIBIT 99.1 PRESS RELEASE DATED DECEMBER 19, 2007

News Release: December 19, 2007

Contact: Connie Waks

206.340.2305 ● cwaks@fhlbsea.com

Seattle Bank Announces New Appointment to Board of Directors

Marianne M. Emerson to Serve as a Community Interest Director on FHLBank's Board

Seattle - The Federal Home Loan Bank of Seattle (Seattle Bank) today announced that its regulator, the Federal Housing Finance Board (Finance Board), has appointed Marianne M. Emerson to the Seattle Bank's Board of Directors as a community interest director. Ms. Emerson will fill a three-year term that begins January 1, 2008 and ends on December 31, 2010.

Ms. Emerson is a highly accomplished information technology (IT) systems executive with over 15 years of experience in strategic planning and implementation of mission-critical, enterprise solutions for economists and financial services professionals. Currently, Ms. Emerson is chief information officer for the Seattle Housing Authority, which provides housing for 25,000 low-income Seattle residents. From 2002 - 2007, she served as chief information officer at the Federal Reserve Board in Washington, D.C., where she was responsible for providing a wide range of IT services to the central bank of the United States. She joined the Federal Reserve Board in 1982 and held a number of IT-related leadership positions during her tenure there.

Ms. Emerson earned a bachelor's degree from Bryn Mawr College and a master of science (computer science) and a master of business administration (finance) degree from the University of Maryland. She has served as an adjunct lecturer in information security at the Smith School of Business at the University of Maryland.

The Seattle Bank's Board of Directors, which is comprised of financial service, business, and community leaders from across the Seattle Bank's district, currently includes 18 members: 10 directors elected by our members and eight appointed by the Finance Board. Three are community interest directors chosen from organizations with more than a two-year history of representing consumer or community interests on banking services, credit needs, housing, or financial consumer protections.

About the Seattle Bank

The Federal Home Loan Bank of Seattle is a financial cooperative that provides liquidity, funding, and services to enhance the success of its members and support the availability of affordable homes and economic development in the communities they serve. Our funding and financial services enable over 375 member institutions to provide their customers with greater access to mortgages, commercial lending, and affordable housing. The Seattle Bank commits 10 percent of its annual profits to help fund affordable housing and homeownership.

The Seattle Bank serves eight states, American Samoa, Guam, and the Northern Mariana Islands. Our members include commercial banks, credit unions, thrifts, industrial loan corporations, and insurance companies.

The Seattle Bank is one of 12 Federal Home Loan Banks in the United States. Together, the Federal Home Loan Banks represent one of the country's largest private sources of liquidity and funding for community financial institutions, as well as funding for affordable housing.